UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

June 30, 2005
Date of report (Date of earliest event reported)

ACCERIS COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

1001 Brinton Road, Pittsburgh, PA 15221
(Address of Principal Executive Offices and Zip Code)

(412) 244-2100
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2005, Acceris Communications Inc., a Florida corporation (“ACI”) and its wholly-owned subsidiary, Acceris Communications Corp., a Delaware corporation (“ACC”), on the one hand (together, the “Company”), and Acceris Management and Acquisition, LLC, a Minnesota limited liability company (the “Lender”), on the other hand, executed a certain Amendment Number Ten to Loan and Security Agreement (the “Amendment”) to the Foothill Agreement (as defined below).

The Amendment was executed in connection with the execution and delivery of a certain Assignment and Acceptance Agreement (collectively with any schedules and amendments thereto, the “Assignment Agreement”) between Wells Fargo Foothill, Inc., a California corporation (“Foothill”) and the Lender dated June 30, 2005. The purpose of the Amendment was to reaffirm the Company’s existing indebtedness under the Foothill Agreement (as defined below) and to induce the Lender to enter into the Assignment Agreement. Under the terms and provisions of the Assignment Agreement, Foothill sold to the Lender the Foothill Agreement along with all security interests related thereto (as defined below), together with certain other documents and agreements referred therein and all rights related thereto (the “Foothill Loan Documents”).

ACC and ACI are co-borrowers under and pursuant to the terms of the Loan and Security Agreement dated as of December 10, 2001 and certain amendments thereto dated as of March 6, 2002, June 11, 2002, July 31, 2003, October 14, 2003, April 13, 2004, July 15, 2004, July 15, 2004, October 14, 2004, and February 9, 2005 (collectively with the foregoing amendments, the “Foothill Agreement”) by and among Foothill, ACC and ACI. Pursuant to the terms of the Foothill Agreement, ACI and ACC have granted Foothill a security interest in substantially all of ACC’s and ACI’s assets.

In addition to becoming the Company’s senior lender, the Lender previously entered into an Asset Purchase Agreement (“APA”) and a Management Services Agreement (“MSA”) with ACI, ACC, and ACI’s majority stockholder, Counsel Corporation, both dated as of May 19, 2005. Under the terms of the APA, the Lender will acquire substantially all of the assets and assume certain liabilities of ACC on the closing date under the APA. As previously disclosed, the Lender was organized as a subsidiary of North Central Equity, LLC, a Minnesota limited liability company, for the purpose of acquiring certain assets of ACC pursuant to the terms of the APA. The discussion of the terms and provisions of the proposed asset sale as well as of the various operative documents in connection therewith were disclosed in and copies of such documents were filed as exhibits to ACI’s Current Report on Form 8-K filed with the SEC on May 25, 2005 and is incorporated herein by reference.

Following the assignment, the senior lending facility was amended as follows:

•	the maturity date has been extended from June 30, 2005 to December 31, 2005. No fees were incurred to extend the senior lending facility.

•	a provision has been added to cause acceleration of the senior lending facility’s maturity should the APA and MSA terminate.

•	the interest rate has been fixed at 10% per annum, as compared to the previous floating interest rate of prime rate plus 1.75% with an interest rate floor of 6%.

•	the maximum borrowing available under the $18 million senior lending facility is $5 million. At assignment, approximately $3 million was outstanding under the senior lending facility.

•	advances under the senior lending facility will be made at the sole discretion of the Lender as compared to the various advance rates that were previously in effect.

In addition, Foothill has consented to the disposition of substantially all of the assets of ACC, as referenced above. As a result of the execution of the Amendment and the Assignment Agreement, the Lender has become the Company’s senior lender under the terms and provisions of the Foothill Loan Documents. ACI and ACC, among other parties, also executed certain Confirmation Agreements in favor of the Lender, in which agreements they confirm that the Lender will be deemed the Company’s senior lender.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

None.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acceris Communications Inc.

Date: July 6, 2005	By:	/s/ Gary M. Clifford
Name: Gary M. Clifford
Title: Chief Financial Officer and Vice President of Finance